MCEWEN EMPLOYMENT AGREEMENT

DALA, INC.

EMPLOYMENT AGREEMENT

This Agreement (“Agreement”) is made as of the 1st day of December 2017, by and between David Sean McEwen, an individual (“Employee”), and Dala Petroleum Corp., a Delaware corporation (“Employer”), with reference to the following facts and objectives:

RECITALS

A.

Employee desires employment to provide services as the Chairman of the Board and Chief Executive Officer (CEO) of the Employer and related activities as an employee of the Employer; and

B.

Employer is a corporation organized and in good standing under the laws of the State of Nevada, qualified to do business in the state of Nevada, and desires to employ the Employee in the State of Nevada under the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.0

DUTIES AND STATUS AS OFFICER.  Employee shall serve as Chairman/CEO of Employer for the term and upon the requirements as more specifically set forth herein and in conformance with the governing documents of the Corporation.  Employee’s powers and duties in this capacity to be determined by the Board of Directors.  Those duties shall be described in Exhibit A, attached hereto.

2.0

COMPENSATION.  Employer shall pay Employee, as full compensation for services rendered to Employer as a regular employee in any capacity a monthly base salary of $1,000 plus inclusion in the Company’s healthcare plan for Employee and spouse (including medical, dental, and vision).  In addition, Employer will pay Employee a monthly bonus based upon the following criteria:

(i)

If the Combined EBITDA (Combined EBITDA) exceeds $85,000 in any calendar month, where Combined EBITDA is defined to mean the combined earnings (profits) of all Dala companies, subsidiaries, and from all other sources before subtracting all interest expense, all income tax, all depreciation expense, and all amortization expense, on an accrual accounting basis according to GAAP as calculated by the regular account for Employer, Employer shall pay Employee within twenty days after the end of the calendar month, a bonus equal to 10% of the monthly Combined EBITDA.

3.0

TERM AND TERMINATION.

3.1

Employee’s employment by Employer shall be for an initial term of 24 months, commencing December 1, 2017.  Thereafter, unless earlier terminated below, the term shall be extended on a year by year basis. The agreement may be terminated, however, after the expiration of the initial 24 month term upon thirty days’ notice from either party.

3.2

Employee may only be terminated for cause.  A “for cause” termination includes, but is not limited to:

Employment Agreement for David Sean McEwen

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(i)

Failure to follow the directives of the Board of Directors;

(ii)

Committing a breach of this Agreement (or any other Bylaw or resolution of the Employer) which is not corrected within 10 days following notice from the Board;

(iii)

Conviction of a felony or a misdemeanor involving moral turpitude;

(iv)

Any action of the Employee which will tend to bring the Employer into disrepute;

(v)

Employee becomes unable to adequately perform his duties herein due to medical or physical disability (in such event, Employee shall be provided six months’ severance pay following termination);

(vi)

Failure to meet the minimum performance requirements set forth in Exhibit A; or,

(vii)

Death of the Employee.

4.0

TRADE SECRETS.

4.1.

Employee specifically agrees that he will not at any time,  whether during or subsequent to the term of Employee's employment by Employer, in any fashion, form, or manner, unless specifically consented to in writing by Employer, either directly or indirectly use or divulge, disclose, or communicate to any person, firm, or corporation, in any manner whatsoever, any confidential information of any kind, nature, or description concerning any matters affecting or relating to the business of Employer, including, without limiting the generality of the foregoing, the names or addresses of any of the shareholders of Employer, the prices it obtains or has obtained or in which it will sell or has sold its inventory or services, the names, buying habits or practices of any of its customers, lists or other written records used in Employer’s business, compensation paid to employees and other terms of employment, business systems, computer programs, or any other confidential information of, about, or concerning the business of Employer, its manner of operation, or other confidential data of any kind, nature, or description.  The parties to this Agreement stipulate that, as between them, the foregoing items are important, material, and confidential trade secrets and affect the successful conduct of Employer's business and its goodwill.  Any breach of any term of this paragraph is a material breach of this Agreement.

The Employee further covenants that he shall hold in strictest confidence any information, whether written or oral, which, if revealed to third parties, would impair or damage the reputation or business of the Employer.  Any violation of the foregoing shall constitute grounds for immediate dismissal.

4.2

From time to time during the term of this Agreement, additional confidential information or knowledge of whatever kind, nature or description concerning matters affecting or relating to Employer's business may be developed or obtained.  Employee specifically agrees that all such additional and confidential information or knowledge shall be deemed by the parties to this Agreement to be included within the terms of this paragraph and to constitute important, material and confidential trade secrets that affect the successful conduct of Employer's business and its goodwill.  Any breach of any terms in this paragraph relating to such additional confidential information or knowledge is a material breach of this Agreement.

4.3

All equipment, notebooks, documents, memorandums, reports, files, auto records, samples, books, correspondence, lists, other written, electronic, and graphic records, and the like, affecting or relating to the business of Employer, which Employee shall prepare, use, construct, observe, possess or control shall be and remain Employer's sole property.

Employment Agreement for David Sean McEwen

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4.4

If any confidential information or other matter described in this section is sought by legal process, Employee will promptly notify Employer and will cooperate with Employer in preserving its confidentiality in connection with any legal proceeding.

4.5

Any and all inventions, ideas, and discoveries, including improvements, original works of authorship, copyrights, designs, formulas, processes, computer programs or portions thereof, databases, trade secrets and proprietary information, documentation, and materials made, created, conceived or reduced to practice by Employee during Employee’s employment with Employer, whether alone or jointly with others, belongs to and is the property of Employer.

5.0

Disputes. In the event of disagreement or dispute between the parties arising out of or connected with this Agreement that cannot be adjusted by and between the parties involved, the disputed matter shall be resolved as follows:

5.1.

Mediation. The parties agree to mediate any dispute or claim arising between them out of this contract or any resulting transaction before resorting to arbitration or court action. Mediation fees, if any, shall be divided equally among the parties involved. If any party commences an arbitration or court action based on a dispute or claim to which this paragraph applies without first attempting to resolve the matter through mediation, then that party shall not be entitled to recover attorney's fees, even if they would otherwise be available to that party in any such arbitration or court action.

5.2.

Arbitration. The Parties agree that any dispute or claim in law or equity arising between them out of this Agreement or any resulting transaction, which is not settled through mediation, shall be decided by neutral, binding arbitration and not by court action. The arbitration shall be conducted by a retired judge or justice, or an attorney with not less than five years substantial experience with business or employment law, unless the parties mutually agree to a different arbitrator, who shall render an award in accordance with substantive Pennsylvania law. In all other respects, the arbitration shall be conducted in accordance with and enforcement shall be subject to the Federal Arbitration Act. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The parties shall have the right to discovery to the extent authorized by the law and regulations of the State of Nevada.

5.3.

Exclusions from Mediation and Arbitration. The following matters are excluded from mediation and arbitration hereunder:

(i)

any matter which is within the jurisdiction of a probate or small claims court; and

(ii)

an action for bodily injury or wrongful death.

6.0

EMPLOYEE’S DUTIES ON TERMINATION. In the event of termination of employment with Employer, Employee agrees to deliver promptly to Employer all equipment, notebooks, documents, memorandums, reports, files, samples, books, correspondence, lists or other written, electronic, or graphic records, and the like, relating to Employer’s business, and all copies of such materials which are or have been in Employee’s possession or under Employee’s control.

7.0

CONTINUING OBLIGATIONS.  Employee’s obligations shall continue in effect beyond Employee’s term of employment, and the obligation shall be binding upon Employee’s assigns, heirs, executors, administrators and other legal representatives.

8.0

SEVERABLE PROVISIONS.  The provisions of this Agreement are severable.   If one or more provisions should be determined to be judicially unenforceable, in whole or in part, the remaining provisions shall

Employment Agreement for David Sean McEwen

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never the less be binding and enforceable.  The provisions of this Agreement shall be construed as separate provisions covering their subject matter in each of the separate counties and states of the United States in which Employer transacts its business.  To the extent that any provision shall be judicially unenforceable in any one or more of those counties or states, the provisions shall not be affected with respect to each other county or state, each provision with respect to each county and state being construed as severable and independent.

9.0

EMPLOYEE’S REPRESENTATIONS.  Employee represents and warrants that Employee is free to enter into this Agreement and to perform each of the terms and covenants contained herein and Employer represents and warrants that Employee is not restricted or prohibited, contractually or otherwise, from entering into this Agreement, and that Employee’s execution and performance of this Agreement is not a violation or breach of any other Agreement between Employee and any other person or entity.

10.0

GOVERNING LAW.  The validity, construction, performance and effect of this Agreement shall be governed by the laws of the State of Nevada.

11.0

TIME OF ESSENCE. Time is of the essence of all obligations contemplated in this Agreement.

12.0

ASSIGNMENT. This Agreement shall inure to the benefit of, and shall be binding upon, the Employer, its successors or assigns.  This Agreement may not be assigned by Employee.

13.0

ENTIRE AGREEMENT.  This Agreement supersedes all arrangements previously made between the parties relating to its subject matter.  There are no other understandings or agreements.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

Employee:

Employer:

Dala Petroleum Corp., a Delaware corporation

/s/ D. Sean McEwen

By: /s/ Mark Savage

D. Sean McEwen

       Mark Savage, President

Employment Agreement for David Sean McEwen

Proprietary & Confidential

Exhibit A

Duties of Chairman/CEO

Responsibilities of Chairman of Board

Chairman of the Board will manage and to provide leadership to the Board of Directors of the Company. The Chairman is accountable to the Board and acts as a direct liaison between the Board and the management of the Company.

1.

Leader

A.

Advises the Board

B.

Advocates / promotes organization and stakeholder change related to organization mission

C.

Supports motivation of employees in organization products/programs and operations

2.

Visionary / Information Bearer

A.

Ensures staff and Board have sufficient and up-to-date information

B.

Looks to the future for change opportunities

C.

Interfaces between Board and employees

D.

Interfaces between organization and community

3.

Decision Maker

A.

Formulates policies and planning recommendations to the Board

B.

Decides or guides courses of action in operations by staff

4.

Manager

A.

Oversee operations of organization

B.

Implements Plans

C.

Manages human resources of organization

D.

Manages financial and physical resources

5.

Board Developer

A.

Assists in the selection and evaluation of board members

B.

Makes recommendations, supports Board during orientation and self-evaluation

C.

Supports Board's evaluation of Chief Executive

Responsibilities of Chief Executive Officer

1.

Board Administration and Support

Supports operations and administration of Board by advising and informing Board members, interfacing between Board and staff, and supporting Board's evaluation of chief executive

2.

Program, Product and Service Delivery

Oversees design, marketing, promotion, delivery and quality of programs, products and services

3.

Financial, Tax, Risk and Facilities Management

Recommends yearly budget for Board approval and prudently manages organization's resources within those budget guidelines according to current laws and regulations

4.

Human Resource Management

Effectively manages the human resources of the organization according to authorized personnel policies and procedures that fully conform to current laws and regulations

Employment Agreement for David Sean McEwen

Proprietary & Confidential